Exhibit 10.1

INDUSTRIAL LEASE

This INDUSTRIAL LEASE (“Lease”) is made as of the 24th day of October, 2012 (the “Effective Date”) by and between Cal-Sorrento, Ltd., a California limited partnership (“Landlord”), and Guardion Health Sciences, LLC, a California limited liability company (“Tenant”).

1.	PREMISES

Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth, that certain real property situated in the County of San Diego, State of California, commonly known as Suite 200, 15150 Avenue of Science, San Diego, California,. Said real property, including the land and all improvements therein, is herein called “the Premises”, and are as detailed on Exhibit A. The Premises are part of that certain “Project” which includes an industrial building containing approximately 39,908 rentable square feet (“Building”), the exclusive and non-exclusive parking areas and driveways within the Project or serving the Building, other improvements located within the Project, and the parcel(s) of land on which the Building and the other improvements are located (“Land”).

2.	POSSESSION AND LEASE COMMENCEMENT

The scheduled commencement date for the payment of rent under the Lease is March 1, 2013, (“Rent Commencement Date”). Landlord shall use best efforts to provide access to Tenant to construct the tenant improvements as set forth in the Leasehold Improvements Agreement attached as Exhibit B on or before December 1, 2012. However, if for any reason Landlord cannot deliver possession of the Premises to Tenant on the dates scheduled, Landlord shall not be subject to any liability therefore, nor shall Landlord be in default hereunder nor shall such failure affect the validity of this Lease. Tenant agrees to accept possession of the Premises at such time as the Landlord tenders possession of the Premises to Tenant, which date shall then be deemed the “Commencement Date.” Tenant has inspected and accepts the Premises in its present condition, broom cleaned, and “as is”. Tenant represents that the Premises and improvements existing thereon are in good order, condition and repair as of the Commencement Date. Tenant further acknowledges that no representations as to the condition or repair of the Premises nor promises to alter, remodel or improve the Premises have been made by Landlord or any agents of Landlord unless such are expressly set forth in this Lease. Landlord shall be responsible, at Landlord’s sole cost and expense, for completion of any and all alterations and/or repairs to the Premises, the Building and/or the Project that are required to comply with applicable laws including, without limitation, laws and regulations pertaining to (i) the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended (“ADA”); (ii) Hazardous Materials, as defined in Paragraph 3 7 of this Lease; and (iii) applicable building codes and regulations, in effect as of the Commencement Date. Notwithstanding the foregoing, Tenant shall be responsible, at Tenant’s sole cost and expense, for any and all alterations and/or repairs to the Premises and the portions of the Building and Project exclusively occupied by Tenant that are required to comply with any Regulation (as defined in Paragraph 4.C. below) becoming effective following the Commencement Date so long as Tenant’s actions or inaction caused said need for compliance. Compliance requirements triggered by Landlord or other Tenants in the Building shall be borne by Landlord at Landlord’s sole expense.

3.	TERM

A.           Initial Term. The term of this Lease (“Term”) shall commence on the Commencement Date and continue in full force and effect through and until the Expiration Date, as defined below, or until this Lease is terminated as otherwise provided herein. To the extent that the actual Commencement Date is the first day of a calendar month, then the Expiration Date shall be the date immediately proceeding the date which is sixty-five (65) months after the Commencement Date. Otherwise, the Expiration Date shall be the last day of the sixty-fifth (65) month after the Commencement Date (“Expiration Date”).

B.           Option To Renew. Provided that Tenant is not then in default under this Lease after the lapse of any applicable cure periods, and provided further that Tenant is then in full occupancy of the Premises, Tenant shall have one (1) option (“Option”) to extend the Term of this Lease for the Premises for an additional period of five (5) years (“Option Term”) on all of the same terms and conditions of this Lease, except as otherwise expressly provided below. Tenant may exercise the Option by delivering written notice to Landlord of its intention to so extend the Tenn of this Lease no earlier than twelve (12) months prior to the end of the applicable term and no later than six (6) months prior to the end of the applicable term. Base Rent payable during the Option Tenn shall be equal to the then-prevailing market rate (“Market Rate”) for comparable space in San Diego County, taking into account the length of the term, tenant improvements, operating expense calculations, , and other concessions being granted to tenants in such market. Concurrently with Tenant’s notice of its exercise of an Option, Tenant shall provide Landlord with Tenant’s good faith calculation of the Market Rate, which shall be deemed Tenant’s offer of the Market Rate. On or prior to the date which is thirty (30) days after delivery of Tenant’s offer of the Market Rate, Landlord shall either (a) accept Tenant’s offer or (ii) reject Tenant’s offer and provide Tenant with Landlord’s own good faith calculation of the Market Rate. If Landlord and Tenant are unable to reach agreement within thirty (30) days following delivery of Landlord’s counter offer of the Market Rate to Tenant, Landlord and Tenant shall each select an independent arbitrator who shall by profession be a commercial real estate broker/agent who shall have been active over the past five (5) year period in the leasing of industrial properties in San Diego County. The two (2) brokers or agents shall select a third, similarly qualified broker or agent (“Arbitrator”) to determine the Market Rate pursuant to the definition provided above in this Paragraph 3. B. The determination by the Arbitrator shall be limited to the sole issue of whether Landlord’s or Tenant’s offered Market Rate for the Premises (as provided above) is closest to the actual Market Rate for the Premises as determined by the Arbitrator, taking into account the definition of the Market Rate provided above. Such determination shall be made by the Arbitrator within five (5) business days after his or her appointment. The decision of the Arbitrator shall be binding on Landlord and Tenant. The costs of the Arbitrator shall be shared equally by Landlord and Tenant.

4.	USE

A.           General. Tenant shall use the Premises for administrative office, warehousing and any other legally permitted use under the existing zoning (“Permitted Use”) and for no other purpose. Except as expressly set forth in this Lease, Tenant and its employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (each, a “Tenant Party” and collectively, “Tenant Parties”) shall have the nonexclusive right to use, in common with other parties occupying the Project, driveways and other common areas of the Project, subject to the terms of this Lease and such rules and regulations as Landlord may prescribe from time to time. Landlord reserves the right, without notice or liability to Tenant, and without the same constituting an actual or constructive eviction, to (i) alter or modify the common areas from time to time, including the location and configuration thereof, and the amenities and facilities which Landlord may determine to provide from time to time, provided that such alterations or modifications will be of a quality and style at least equal to the prior arrangements, and (ii) sell portions of the Project, including the Land, or to purchase additional land and add such land to the Project. Such addition to the Project shall not constitute or otherwise result in an increase in annual operating expenses or other pass-through costs to Tenant, whether reflected in the tax basis or not.

B.           Limitations. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or from any portion of the common areas as a result of Tenant’s or any Tenant Party’s use thereof, nor take any action which would constitute a nuisance or would disturb, obstruct or endanger any other tenants or occupants of the Project or elsewhere, or interfere with their use of their respective premises or common areas. Tenant shall not use or allow the Premises to be used for any immoral, improper or unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings that could endanger the structure, or place any harmful substances in the drainage system of the Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. Landlord shall be responsible to enforce the limitations set forth herein, however Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Project with any of the above-referenced rules or any other terms or provisions of such tenant’s or occupant’s lease or other contract.

C.           Compliance with Regulations. Tenant shall at Tenant’s sole cost and expense, promptly comply with all existing or future applicable municipal, state and federal and other governmental statutes, rules, requirements, regulations, laws and ordinances, including zoning ordinances and regulations, and covenants, easements and restrictions of record governing and relating to the use, occupancy or possession of the Premises, to Tenant’s use of the common areas, or to the use, storage, generation or disposal of Hazardous Materials (collectively “Regulations”). Tenant shall, at its sole cost and expense, obtain any and all licenses or permits necessary for Tenant’s use of the Premises. Tenant shall, at its sole cost and expense, promptly comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall not do or permit anything to be done in, on, under or about the Project or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Project or upon any contents therein or cause a cancellation of said insurance or otherwise affect said insurance in any manner. Notwithstanding any provision of this Paragraph 4.C to the contrary, Tenant shall not be in breach of this Lease in the event that Landlord’s insurance premium increases as a direct result of Tenant’s use of the Premises, provided that Tenant pays the incremental increase in such premium which is directly attributable to Tenant’s use of the Premises following delivery of reasonable evidence thereof to Tenant from Landlord. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys’ fees or liability arising out of the failure of Tenant to comply with any Regulation. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

5.	RENT

A.           Base Rent. Tenant’s obligation to make rental payments to Landlord will commence on the Rent Commencement Date and Tenant shall pay to Landlord and Landlord shall receive, without notice or demand throughout the Term, Base Rent as follows (“Base Rent”):

Period (following Rent Commencement	Monthly Base	Monthly Base Rent Per
Date)	Rent	Rentable Square Foot
Months 1-12	$9,028.70	$0.94
Months 13 - 24	$9,316.85	$0.97
Months 25 - 36	$9,605.00	$1.00
Months 37 - 48	$9,893.15	$1.03
Months 49-60	$10,181.30	$1.06
Months 61-65	$10,469.45	$1.09

Rentable Square Feet	9,605

Notwithstanding anything contained herein to the contrary, provided that Tenant is not then in default beyond any applicable notice or cure periods under any of the terms and conditions of this Lease or the Leasehold Improvements Agreement, Base Rent shall abate for total of five (5) months, realized in months 2, 3, 4, 13 and 25 of the Term, for a total Base Rent abatement equal to $46,007.95. In the event that Tenant is in breach under any of the terms and conditions of this Lease resulting in a termination of this Lease, in addition to any other rights or remedies available to Landlord, Tenant shall repay to Landlord all such unamortized abated Base Rent.

Base Rent shall be payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever (except as specifically set forth in this Lease), to Landlord at 10951 Sorrento Valley Road, 1-C, San Diego, California 92121, or to such other place as Landlord may from time to time designate in writing. Base Rent for the first full month of the Term shall be paid by Tenant upon Tenant’s execution of this Lease. Base Rent shall be net of all utility services to the Premises, which shall be contracted for by Tenant and paid directly to the applicable service provider as provided in Paragraph 15 below. If the obligation for payment of any portion of Base Rent commences on a day other than the first day of a month, then Base Rent shall be prorated and the prorated installment shall be paid on the first day of the calendar month next succeeding the Rent Commencement Date. The Base Rent payable by Tenant hereunder is subject to adjustment as provided elsewhere in this Lease, as applicable.

B.           Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, Tenant’s Proportionate Share of Common Area Operating Expenses, as defined below, charges to be paid by Tenant under Paragraph 15, the interest and late charge described in Paragraphs 26.D. and E., and any monies spent by Landlord pursuant to Paragraph 30, shall be considered additional rent (“Additional Rent”). “Rent” shall mean Base Rent and Additional Rent.

C.           As Additional Rent, Tenant shall pay to Landlord monthly commencing on the Rent Commencement Date, and thereafter on the first day of each successive month, Tenant’s Proportionate Share (as defined below) of the annual Common Area Expenses (as defined below) during each calendar year of the term of the Lease. Common Area Operating Expenses means all expenses, costs, and amounts of every kind or nature that Landlord pays or incurs because of or in connection with the ownership, operation, management, maintenance, or repair of the Building or the Project (which includes the land and any parking areas). Common Area Operating Expenses include, without limitation, the following amounts paid or incurred relative to the Building or the Project: (a) The operation, repair, replacement, and maintenance, in neat, clean, good order and condition of the following (i) All common areas and common area improvements, including, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, common area lighting facilities, fences and gates, elevators, , exterior walls of the buildings, building systems and roof drainage systems; (ii) Exterior signs and any tenant directories; (iii) Fire sprinkler systems, as applicable; and (iv) All other areas and improvements that are within the exterior boundaries of the Project but outside the Premises and/or any other space occupied by a tenant; (b) the cost of water, gas, electricity and telephone to service the common areas; (c) The cost of trash disposal, pest control services, property management, security services, owners’ association dues and fees, the cost to repaint the exterior of any structures and the costs of any environmental inspections; (d) Reserves set aside for maintenance, repair and/or replacement of common area improvements and equipment; (e) Real Property Taxes, as defined below; (t) The cost of the premiums for the insurance maintained by Landlord on the Project; (g) Any deductible portion of an insured loss concerning the Building or the common areas; (h) Auditor’s, accountants’, attorneys’ fees and costs related to the operation, maintenance, repair and replacement of the Project; (i) The cost of any capital improvement to the Building or the Project not the responsibility of Tenant, provided, however, that Landlord shall allocate the cost of any such capital improvement over the useful life of the improvement; and (g) The cost of any other services to be provided by Landlord under this Lease, as applicable. Common Area Operating Expenses shall not include any expenses paid by any tenant of the Project directly to third parties, or as to which Landlord is otherwise reimbursed by any third party, other tenant, or insurance proceeds. Any of the foregoing Common Area Operating Expenses that are specifically attributable to the Premises, or to the premises of another tenant at the Project, shall be allocated entirely to the Tenant, or such other tenant, as applicable. Any of the foregoing Common Area Operating Expenses not so allocatable shall be equitably allocated by Landlord to all buildings in the Project. The inclusion of specific expenses within the definition of Common Operating Expenses in this paragraph shall not be deemed to impose an obligation upon Landlord to either have said improvements or facilities or to provide those services.

D.           “Tenant’s Proportionate Share” means a fraction, the numerator of which is the total aggregate rentable square feet in the Premises, and the denominator of which is the total aggregate rentable square feet in the Building. As of the Rent Commencement Date, the Tenant’s Proportionate Share will be 24.07%. Tenant’s Proportionate Share shall not increase as the result of the Building or Premises being remeasured.

E.           “Real Property Taxes” means and refers to all federal, state, county, or local government or municipal taxes, fees, charges, or other impositions of every kind or nature, whether general, special, ordinary, or extraordinary imposed in connection with the Project, the Building, or the Land. Real Property Taxes include taxes, fees, and charges such as real property taxes, general and special assessments, transit taxes, leasehold taxes, and taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant), and personal property taxes imposed on fixtures, machinery, equipment, apparatus, systems, appurtenances, and other personal property used in connection with the Project or the Building, as the case may be along with reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce real property taxes. Notwithstanding the foregoing, the following shall be excluded from Taxes: (y) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal, state, and local income taxes, and other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Building), and (z) personal property taxes attributable to property owned or installed by or for other tenants of the Project or Building.

F.           “Expense Year” means each calendar year in which any portion of the Term falls, through and including the calendar year in which the Lease Term expires.

G.           Payment. Tenant’s Proportionate Share Of Common Area Operating Expenses is payable monthly on the same day as the Base Rent is due under this Lease. The amount of such payments shall be based on Landlord’s estimate of the annual Common Area Operating Expenses. Within 60 days after written request (but no more than once each year) Landlord shall deliver to Tenant a reasonably detailed statement showing Tenant’s Proportionate Share of the actual Common Area Operating Expenses for the preceding year. If Tenant’s payments during such year exceed Tenant’s Proportionate Share of the Common Area Operating Expenses for the preceding year, Landlord shall credit the amount such over-payment against Tenant’s future payments. If Tenant’s payments during such year were less than Tenant’s Proportionate Share of the Common Area Operating Expenses for the preceding year, Tenant shall pay to Landlord the amount of the deficiency within 30 days after delivery by Landlord to Tenant of the statement. Notwithstanding any provision to the contrary in this Lease, Tenant’s Proportionate Share of Common Area Operating Expenses shall not increase in any one year by more than 8 percent of Tenant’s Proportionate Share of Common Area Operating Expenses in the prior year.

H.           Landlord’s Books and Records. No more than once per year, and upon at least five business days’ notice to Landlord, Tenant may request an opportunity to inspect and audit Landlord’s records and supporting documentation regarding Common Area Operating Expenses. Such inspection and audit must be conducted by an independent certified public accountant within 18 months of the date Tenant received a statement of such expenses and shall be at Tenant’s sole cost and expense. If it is determined as a result of Tenant’s timely audit of Landlord’s records that Tenant was overcharged, such overcharge shall entitle Tenant to a credit against its next payment of Rent in an amount equal to the amount Tenant was overcharged. If it is determined as a result of Tenant’s timely audit of Landlord’s records, or otherwise, that Tenant was undercharged, Tenant shall, within thirty days of written demand, pay such undercharge to Landlord.

I.           Net Rent. This is a so-called “pure net” or “triple net” lease, and the Base Rent provided for herein is intended to be received in its entirety by Landlord without deduction, set-off, charge or other diminution in any way.

6.	PARKING

A.           Subject to the remaining provisions of this Paragraph, Landlord grants to Tenant (for the benefit of Tenant and Tenant’s invitees) the right to the non-exclusive use of the parking area within the boundaries of and serving the Project (the “Parking Area”). Tenant’s use of the Parking Area shall be subject to such reasonable, non-discriminatory rules as Landlord may, in its sole discretion, adopt from time to time with respect to the Parking Area, including without limitation: (i) rules limiting tenants of the Project (including, without limitation, Tenant) to the use of, or excluding the use of, certain parking spaces or certain portions of the Parking Area, in order to maintain the availability of accessible parking spaces for clients, guests, and invitees of tenants of the Project, and (ii) rules limiting tenants of the Project (including without limitation Tenant) to the use of a restricted number of parking spaces or a restricted area. Notwithstanding the foregoing, Tenant shall be entitled throughout the Term and any extension of the Term to the exclusive use of four (4) reserved parking spaces directly behind the warehouse rollup door to the Premises free of charge.

B.           As of the Commencement Date, the parking ratio within the Project applicable to Tenant will be 3.6 spaces per 1,000 rentable square feet of space within the Premises. The foregoing parking ratio includes all spaces within the Project, including covered, uncovered, reserved, unreserved, handicapped, and visitor parking spaces, and such parking will be available on a first-come, first-served basis along with all other tenants and invitees, and at no charge. Tenant shall be entitled to a minimum of an undivided non-exclusive 30 parking spaces at no additional charge.

7.	INSURANCE AND INDEMNIFICATION

A.           Landlord’s Insurance. All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control.

(1)         Property Insurance. Landlord agrees to maintain property insurance insuring the Project against damage or destruction due to risk including fire, vandalism, and malicious mischief in an amount not less than the replacement cost thereof, in the form and with deductibles and endorsements as selected by Landlord. At its election, Landlord may instead (but shall have no obligation to) obtain “all risk” coverage, and may also obtain earthquake, pollution, and/or flood insurance in amounts selected by Landlord.

(2)         Optional Insurance. Landlord, at Landlord’s option, may also (but shall have no obligation to) carry (i) insurance against loss of rent, in an amount equal to the amount of Base Rent and Additional Rent that Landlord could be required to abate to all Project tenants in the event of condemnation or casualty damage for a period of twelve (12) months; and (ii) liability insurance and such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises.

B.           Tenant’s Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term the following:

(1)         Property Insurance. Insurance on all personal property and fixtures of Tenant and all improvements, additions or alterations made by or for Tenant to the Premises on an “all risk” basis, insuring such property for the full replacement value of such property.

(2)         Liability Insurance. Commercial General Liability insurance covering bodily injury and property damage liability occurring in or about the Premises or arising out of the use and occupancy of the Premises and the Project, and any part of either, and any areas adjacent thereto, and the business operated by Tenant or by any other occupant of the Premises. Such insurance shall include contractual liability coverage insuring all of Tenant’s indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000.00), and a minimum general aggregate limit of Two Million Dollars ($2,000,000.00), with an “Additional Insured - Managers or Lessors of Premises Endorsement” and the “Amendment of the Pollution Exclusion Endorsement.” All such policies shall be written to apply to all bodily injury (including death), property damage or loss, personal and advertising injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured, and shall provide that such coverage shall be “primary” and non-contributing with any insurance maintained by Landlord, which shall be excess insurance only. Such coverage shall also contain endorsements including employees as additional insureds if not covered by Tenant’s Commercial General Liability Insurance. All such insurance shall provide for the severability of interests of insureds; and shall be written on an “occurrence” basis, which shall afford coverage for all claims based on acts, omissions, injury and damage, which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

(3)         Workers’ Compensation and Employers’ Liability Insurance. Workers’ Compensation Insurance as required by any Regulation, and Employers’ Liability Insurance in amounts not less than One Million Dollars ($1,000,000) each accident for bodily injury by accident; One Million Dollars ($1,000,000) policy limit for bodily injury by disease; and One Million Dollars ($1,000,000) each employee for bodily injury by disease.

(4)         Commercial Auto Liability Insurance. Commercial auto liability insurance with a combined limit of not less than One Million Dollars ($1,000,000) for bodily injury and property damage for each accident. Such insurance shall cover liability relating to any auto (including owned, hired and non-owned autos).

(5)         Alterations Requirements. In the event Tenant shall desire to perform any Alterations (as defined in Paragraph 12 below), Tenant shall deliver to Landlord, prior to commencing such Alterations (i) evidence satisfactory to Landlord that Tenant carries “builder’s risk” insurance covering construction of such Alterations in an amount and form approved by Landlord, (ii) such other insurance as Landlord shall reasonably require, and (iii) a lien and completion bond or other security in form and amount satisfactory to Landlord, provided that no lien or completion bond or other security shall be required if (a) the total cost of the Alterations does not exceed Twenty-Five Thousand Dollars ($25,000), (b) Tenant is not then in default under this Lease, and (c) the requirements provided in this Paragraph 8.B(5)(i)-(ii) are satisfied.

(6)         General Insurance Requirements. All coverages described in this Paragraph 7.B shall be endorsed to (i) provide Landlord with thirty (30) days’ notice of cancellation or change in terms; and (ii) waive all rights of subrogation by the insurance carrier against Landlord. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 7.B is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises is located which are similar to and operated for similar purposes as the Premises or if Tenant’s use of the Premises should change with or without Landlord’s consent, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph 7.B. All insurance policies required to be carried by Tenant under this Lease shall be written by companies rated A X or better in Best’s Insurance Guide and authorized to do business in the State of California. In any event, the total deductible amounts under any insurance policies required to be carried by Tenant under this Lease shall not exceed Twenty Thousand Dollars ($20,000) per occurrence. Tenant shall deliver to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expired policies, certified copies of Tenant’s insurance policies, or a certificate evidencing the same issued by the insurer thereunder; and, if Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

C.           Mutual Indemnification. Except to the extent of Tenant’s comparative negligence or willful misconduct, Tenant shall indemnify, protect, defend and hold harmless the Project, Landlord and its principals, members, managers and Landlord’s master and ground lessor, partners, and lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising from third party actions (collectively, “Claims”) arising out of, involving, or in connection with, the use of the Premises by Tenant or Tenant’s employees, agents, contractors, representatives, licensees, or invitees. If any action or proceeding is brought against Landlord by reason of any of the foregoing matters, Tenant shall upon notice defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord and Landlord shall cooperate with Tenant in such defense. Landlord need not have first paid any such claim in order to be defended or indemnified. Except to the extent of Tenant’s comparative negligence or willful misconduct, Landlord shall indemnify, protect, defend and hold harmless the Premises, Tenant, its officers, directors, employees and agents (“Lessee Parties”) from and against any and all third party Claims arising out of, involving, or in connection with Landlord’s ownership and operation of the Project. If any action or proceeding is brought against Tenant or a Lessee Party by reason of any of the foregoing matters, Landlord shall upon notice defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant (unless counsel is selected by an applicable insurance carrier) and Tenant shall cooperate with Landlord in such defense. Tenant need not have first paid any such claim in order to be defended or indemnified..

8.	WAIVER OF SUBROGATION

Landlord and Tenant each waives any claim, loss or cost it might have against the other for any injury to or death of any person or persons, or damage to or theft, destruction, loss, or loss of use of any property (“Loss”), to the extent the same is insured against (or is required to be insured against under the terms hereof) under any property damage insurance policy covering the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, regardless of whether the negligence of the other party caused such Loss. This release shall apply between the parties and shall apply to any claims under or through either of the parties as a result of any asserted right of subrogation. The policies of property insurance required by this Lease shall include a clause or endorsement waiving the insurer’s right of subrogation against the other party. To the extent that either party self-insures for its insurance obligations, such party shall be treated as an independent third party insurer with full waiver of subrogation.

9.	LANDLORD’S REPAIRS AND MAINTENANCE

Landlord shall maintain (i) the Project in good repair, reasonable wear and tear excepted, and (ii) the roof of the Building, any and all roof support structures (except the roof membrane) of the Building, the foundation of the Building, all structural and load-bearing walls of the Building, the electrical, plumbing, sprinkler, or fire/life-safety systems serving the Premises, and the heating, ventilating and air conditioning (“HVAC”) systems serving the Premises, (collectively, “Structural Components”). Tenant shall immediately, upon realization, give Landlord written notice of any defect or need of repairs in such components of the Project for which Landlord is responsible, after which Landlord shall have a reasonable opportunity (i.e., no less than ten (10) business days) and the right to enter the Premises at all reasonable times to repair same. Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance, and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of repairs, alterations or improvements in or to any portion of the Premises, or the Project or to fixtures, appurtenances or equipment in the Project, except as provided in Paragraph 24 below.

No later than February 1, 2012, Lessor agrees to replace the HVAC units (same capacity/tonnage as existing six (6) units) subject to Lessee’s HVAC needs but not to exceed the six (6) air conditioning units that service the Premises. This does not include any new duct work or other equipment. The exact location for the units to be determined based on the new floor plan for the Premises.

10.	TENANT’S REPAIRS AND MAINTENANCE

Tenant shall at all times during the Term at Tenant’s expense maintain all non-Structural Components of the Premises (including the portions of the Building within the Premises), and any other portions of the Project as are within the exclusive control of Tenant in a good, clean and secure condition and promptly make all necessary repairs and replacements, as reasonably determined by Landlord, including but not limited to, all workmanship of the same character, kind and quality as the original. NOTWITHSTANDING THE FOREGOING, and with the exception of the HVAC servicing the server room (for which Tenant shall be solely responsible) Tenant shall not be responsible for replacement of any HVAC units or other mechanical equipment whether specific to the Premises or not (except to the extent Tenant is responsible for Tenant’s Proportionate Share of Common Area Operating Expenses), nor any repairs of the same which exceed $1,000.00 per occurrence or $5,000.00 in aggregate over the Term of the Lease. If any maintenance performed by Tenant affects the Building’s electrical, plumbing, sprinkler, or fire/life-safety systems, Tenant shall use only those contractors used by Tenant for tenant improvements or Landlord in the Building for work on such systems, unless such use is impracticable as in the case of a life threatening situation. Any work performed by or on behalf of Tenant shall be performed in accordance with the provisions of this Lease governing repairs and alterations by Tenant. Tenant shall at Tenant’s expense also perform regular removal of trash and debris. If Tenant uses rail and if required by the railroad company, Tenant agrees to sign a joint maintenance agreement governing the use of the rail spur, if any. Tenant shall, at Tenant’s expense, enter into a regularly scheduled preventative maintenance/service contract for the HVAC system servicing the Premises and shall provide a copy to Landlord promptly following the Commencement Date. In the event that Tenant does not comply with the foregoing obligation, Landlord shall have the right to enter into a scheduled preventative maintenance/service contract for the HVAC system following five (5) days notice to Tenant in which event the cost of such contract, together with an administrative fee not to exceed the lesser of five percent (5%) of such contract amount or five hundred dollars ($500.00), shall be billed to Tenant and shall be payable as Additional Rent under this Lease. Nothing herein shall expressly or by implication render Tenant Landlord’s agent or contractor to effect any repairs or maintenance required of Tenant under this Paragraph 11, as to all of which Tenant shall be solely responsible.

11.	ALTERATIONS

A.           Tenant shall not make, or allow to be made, any alterations, physical additions, improvements or partitions, including without limitation the attachment of any fixtures or equipment, in, about or to the Premises (“Alterations”) without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed Alterations which: (a) comply with all applicable Regulations; (b) are, in Landlord’s opinion, compatible with the Project and its building systems (e.g., mechanical, electrical, fire/life-safety, plumbing, and HVAC system or systems) or its Structural Components, and will not cause the Project or such systems to be required to be modified to comply with any Regulations (including, without limitation, the ADA); and (c) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for the proposed Alterations, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Alterations, and the time for performance of such work, and may impose rules and regulations for contractors and subcontractors performing such work. Notwithstanding the foregoing provisions of this Paragraph 11. A, Tenant may make any Alterations that (i) do not adversely affect the building systems (e.g., mechanical, electrical, fire/life-safety, plumbing, and HVAC system or systems) or the Structural Components of the Building, and (ii) cost less than Twenty-Five Thousand Dollars ($25,000) in each instance, without Landlord’s prior consent, provided that Tenant delivers notice to Tenant not less than thirty (30) days prior to the commencement of construction of any such Alterations. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. Tenant shall cause all Alterations to be accomplished in a good and workmanlike manner, and to comply with all applicable Regulations and Paragraph 26 hereof. Tenant shall at Tenant’s sole expense, perform any additional work required under applicable Regulations due to the Alterations hereunder. No review or consent by Landlord of or to any proposed Alteration or additional work shall constitute a waiver of Tenant’s obligations under this Paragraph 11. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with granting approval to Tenant for, or reviewing a notice in connection with, any such Alterations, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. All such Alterations shall remain the property of Tenant until the expiration or earlier termination of this Lease, at which time they shall be and become the property of Landlord; provided, however, that Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all Alterations made by Tenant and restore the Premises by the expiration or earlier termination of this Lease, to their condition existing prior to the construction of any such Alterations. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to remove such Alterations or Tenant’s trade fixtures or furniture or other personal property, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole expense. Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, possessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its fixtures or personal property, on the value of Alterations within the Premises, and on Tenant’s interest pursuant to this Lease, or any increase in any of the foregoing based on such Alterations. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord.

Notwithstanding the foregoing, at Landlord’s option (but without obligation), all or any portion of the Alterations shall be performed by Landlord for Tenant’s account and Tenant shall pay Landlord’s estimate of the cost thereof (including a reasonable charge for Landlord’s overhead and profit) prior to commencement of the work. In addition, at Landlord’s election and notwithstanding the foregoing, however, Tenant shall pay to Landlord the cost of removing any such Alterations and restoring the Premises to their original condition such cost to include a reasonable charge for Landlord’s overhead and profit as provided above, and such amount may be deducted from the Security Deposit or any other sums or amounts held by Landlord under this Lease.

B.           In compliance with Paragraph 26 hereof, at least ten (10) business days prior to beginning construction of any Alteration, Tenant shall give Landlord written notice of the expected commencement date of that construction to permit Landlord to post and record a notice of non-responsibility. Upon substantial completion of construction, if the law so requires, Tenant shall cause a timely notice of completion to be recorded in the office of the recorder of the county in which the Project is located.

12.	SIGNS

A.           General. Tenant shall not place, install, affix, paint or maintain any signs, notices, graphics or banners whatsoever or any window decor which is visible in or from public view or corridors, the common areas or the exterior of the Premises or the Project, in or on any exterior window or window fronting upon any common areas or service area or upon any truck doors or man doors without Landlord’s prior written approval, which Landlord shall not unreasonably withhold; provided that if and to the extent that Tenant is in full occupancy of the Premises, Tenant’s name shall be included in any Project-standard directory signage at Tenant’s cost. Tenant’s signs shall be constructed, installed, maintained and removed at Tenant’s sole cost and expense and in accordance with Landlord’s signage program, the rules and regulations of the Project and all applicable Regulations. Tenant shall (i) maintain full replacement value property insurance for any and all sign structures constructed by Tenant and (ii) reimburse Landlord for any and all costs or expenses related to Tenant’s signs to the extent paid by Landlord, including cost for electricity service used for Tenant’s signs and any fee charged by or to Landlord for maintaining such signs, which costs, expenses and/or fees shall constitute Additional Rent hereunder. Any installation of signs, notices, graphics or banners on or about the Premises or Project approved by Landlord shall be subject to any Regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs or graphics, and repair any resulting damage to the Premises or Project on or prior to the expiration or any earlier termination of this Lease. Such installations and removals shall be made at Tenant’s sole cost and expense and in such manner as to avoid injury to or defacement of the Premises or Project and any other improvements contained therein, and Tenant shall repair any injury or defacement including without limitation discoloration caused by such installation or removal. Notwithstanding the foregoing sentence, Landlord may elect to retain any or all of Tenant’s signage upon the termination or expiration of this Lease by delivering written notice to Tenant not less than ten (10) days prior to expiration of the Term.

B.           Specific. Notwithstanding the foregoing paragraph, on or before the Commencement Date: (i) Landlord shall it its sole expense refurbish the main street side monument sign for the Project, and Tenant shall at is sole expenses be entitled to building standard monument signage in said monument sign; (ii) Landlord shall redesign and/or refurbish, in order to direct deliveries and visitor traffic appropriately, the small monument sign adjacent to the Building; and (iii) Tenant shall be allowed to install building signage above the entrance to the Premises at Tenant’s sole expense and subject to standard signage criteria of Landlord.

13.	INSPECTION/POSTING NOTICES

After reasonable notice but in no event less than 24 hour written notice, except in emergencies where no such notice shall be required, Landlord and Landlord’s agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs, improvements or alterations to the Premises or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be permitted or required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrances or to others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations. Tenant shall not be entitled to any abatement of Rent by reason of the exercise of any such right of entry and Landlord agrees to make reasonable efforts to avoid any such interruption or interference. Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas, and Landlord shall have the right to reasonably use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not be construed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. At any time within six (6) months prior to the expiration of the Term or following any earlier termination of this Lease or agreement to terminate this Lease, Landlord shall have the right to erect on the Premises or Project a suitable sign indicating that the Premises are available for lease.

14.	SERVICES AND UTILITIES

A.           Tenant shall (where practicable) contract for and pay directly when due, for all water, gas, heat, light, power, telephone, sewer, sprinkler charges, cleaning, janitorial, waste disposal and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately billed or metered to Tenant, Tenant shall pay an equitable proportion, as determined in good faith by Landlord, of all charges billed or metered with other premises. All sums payable under this Paragraph 14 shall constitute Additional Rent hereunder.

B.           Tenant acknowledges that Tenant has inspected and accepts the water, electricity, and other utilities and services being supplied or furnished to the Premises as of the date Tenant takes possession of the Premises, if any, as being sufficient in their present condition, “as is,” for the Permitted Use, and for Tenant’s intended operations in the Premises. Landlord shall have no obligation to provide electricity to the Premises. Tenant agrees to cooperate fully with Landlord and to abide by all of the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of the Project’s electrical systems.

C.           Tenant shall not without written consent of Landlord use any apparatus, equipment or device in the Premises that will require additions or alterations to or interfere with the Project power distribution systems; nor connect with electric current, except through existing electrical outlets in the Premises. Tenant shall pay directly to Landlord upon demand the cost of all such additional resources, energy, utility service and meters (and of installation, maintenance and repair thereof and of any additional circuits or other equipment necessary to furnish any additional resources, energy, utility or service). Landlord may add to the separate or metered charge a recovery of additional expense incurred in keeping account of the excess water, electric current or other resource so consumed. Except as specifically set forth below, Landlord shall in no case be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services, or any change in the character or means of supplying or providing any such utilities or services or any supplier thereof; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or otherwise, or because of any interruption of service due to Tenant’s use of water, electric current or other resource in excess of that being supplied or furnished for the use of the Premises as of the date Tenant takes possession of the Premises; or (c) the inadequacy, limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Project otherwise; or (d) the partial or total unavailability of any such utilities or services to the Premises or the Project or the diminution in the quality or quantity thereof, whether by Regulation or otherwise; or (e) any interruption in Tenant’s business operations as a result of any such occurrence; nor shall any such occurrence constitute an actual or constructive eviction of Tenant or a breach of an implied warranty by Landlord. Landlord shall further have no obligation to protect or preserve any apparatus, equipment or device installed by Tenant in the Premises, including without limitation by providing additional or after-hours heating or air conditioning. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with the efforts of national, state or local governmental agencies or utility suppliers in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program. In addition, Landlord reserves the right to change the supplier or provider of any such utility or service from time to time. Landlord may, but shall not be obligated to, upon notice to Tenant, contract with or otherwise obtain any electrical or other such service for or with respect to the Premises or Tenant’s operations therein from any supplier or provider of any such service. Tenant shall cooperate with Landlord and any supplier or provider of such services designated by Landlord from time to time to facilitate the delivery of such services to Tenant at the Premises and to the Project, including without limitation allowing Landlord and Landlord’s suppliers or providers, and their respective agents and contractors, reasonable access to the Premises for the purpose of installing, maintaining, repairing, replacing or upgrading such service or any equipment or machinery associated therewith.

15.	SUBORDINATION

Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be and is hereby declared to be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) any mortgage or deed of trust which may now exist or be placed upon the, the Project and/or the Land, or said ground leases or underlying leases, or Landlord’s interest or estate in any of said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. If any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attom to and become the Tenant of the successor in interest to Landlord provided that Tenant shall not be disturbed in its possession under this Lease by such successor in interest so long as Tenant is not then in default under this Lease. Within thirty (30) days after written request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant’s attomment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in a form consistent with this Lease, subject to such non disturbance requirement. Landlord shall use commercially reasonable efforts to obtain a subordination, nondisturbance and attomment agreement for the benefit of Tenant reflecting the foregoing from any ground landlord, mortgagee or beneficiary, at Tenant’s expense, subject to such other terms and conditions as the ground landlord, mortgagee or beneficiary may require. With respect to any mortgage or deed of trust encumbering the Building, Project or Land as of the Commencement Date, Landlord shall use its reasonable best efforts to cause the holder of such encumbrance to agree (in a form required by the holder of such encumbrance) that so long as Tenant is not then in default of its obligations under this Lease, this Lease will not be terminated and Tenant’s possession of the Premises will not be disturbed by the termination or foreclosure, or proceedings for enforcement, of such encumbrance.

16.	FINANCIAL STATEMENTS

At the written request of Landlord relative to the financing or disposition of the Project, Tenant shall provide to Landlord Tenant’s current financial statements or other information discussing financial worth of Tenant, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management, financing and disposition of the Project. Notwithstanding the foregoing, however, Tenant shall not be obligated to provide its financial statements or other financial information more than one (1) time within a period of twenty-four (24) months.

17.	ESTOPPEL CERTIFICATE

Tenant agrees from time to time, within thirty (30) days after written request from Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, that this Lease has not been modified (or stating all modifications, written or oral, to this Lease), the date to which Rent has been paid, the unexpired portion of this Lease, that there are no current defaults by Landlord or Tenant under this Lease (or specifying any such defaults), that the leasehold estate granted by this Lease is the sole interest of Tenant in the Premises and/or the land at which the Premises are situated, and such other matters pertaining to this Lease as may be reasonably requested by Landlord or any mortgagee, beneficiary, purchaser or prospective purchaser of the or Project or any interest therein. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included in this Lease are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein. The parties agree that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of this Lease, and shall be an event of default (without any cure period that might be provided under Paragraph 26.A (3) of this Lease) if Tenant fails to fully comply or makes any purposeful material misstatement in any such certificate.

18.	PREPAID RENT & SECURITY DEPOSIT

Tenant agrees to deposit with Landlord upon execution of this Lease prepaid Base Rent for months 1, 5, 14, 26, and 37 of this Lease, totaling $36,979.25 and shall also deposit $10,469.65, which latter sum shall be held and owned by Landlord, without obligation to pay interest, as security for the performance of Tenant’s covenants and obligations under this Lease (“Security Deposit”). The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant’s default. Upon the occurrence of any event of default by Tenant, Landlord may from time to time, without prejudice to any other remedy provided herein or by law, use such fund as a credit to the extent necessary to credit against any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, within ten (10) days of demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease (but in no event greater than sixty (60) days) that all of Tenant’s obligations under this Lease have been fulfilled, reduced by such amounts as may be required by Landlord to remedy defaults on the part of Tenant in the payment of Rent or other obligations of Tenant under this Lease, to repair damage to the Premises or Project caused by Tenant or any Tenant Parties and to clean the Premises. Landlord is hereby granted a security interest in the Security Deposit in accordance with applicable provisions of the California Commercial Code. Landlord may use and commingle the Security Deposit with other funds of Landlord.

19.	LIMITATION OF TENANT’S REMEDIES

The obligations and liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of Landlord or of the individual or other partners of Landlord or its or their partners, directors, officers, or shareholders, and Tenant agrees to look solely to Landlord’s interest in the Project (including rents, issues, profits, proceeds, and other income arising from the Project) for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the individual or other partners of Landlord or its or their partners, directors, officers or shareholders. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project. Under no circumstances shall Tenant have the right to offset against or recoup Rent or other payments due and to become due to Landlord hereunder except as expressly provided in this Lease, which Rent and other payments shall be absolutely due and payable hereunder in accordance with the terms hereof. In no case shall Landlord be liable to Tenant for any lost profits, damage to business, or any form of special, indirect or consequential damage on account of any breach of this Lease or otherwise, notwithstanding anything to the contrary contained in this Lease.

20.	ASSIGNMENT AND SUBLETTING

A.           Assignment And Subletting

(1)         General. This Lease has been negotiated to be and is granted as an accommodation to the Original Tenant. Accordingly, this Lease is personal to the Original Tenant, and Tenant’s rights granted hereunder do not include the right to assign this Lease or sublease the Premises, or to receive any excess, either in installments or lump sum, over the Rent which is expressly reserved by Landlord as hereinafter provided, except as otherwise expressly hereinafter provided. Tenant shall not assign or pledge this Lease or sublet the Premises or any part thereof, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises or any part thereof by anyone other than Tenant, or suffer or permit any such assignment, pledge, subleasing or occupancy, without Landlord’s prior written consent except as provided herein. If Tenant desires to assign this Lease or sublet any portion of the Premises exceeding 25% of the total Premises, Tenant shall give Landlord written notice (“Transfer Notice”) at least sixty (60) days prior to the anticipated effective date of the proposed assignment or sublease, which shall contain all of the information reasonably requested by Landlord to address Landlord’s decision criteria specified hereinafter. Notwithstanding the foregoing provisions, Tenant may assign this Lease or sublease all or any part of the Premises at any time without Landlord’s consent to (a) any Affiliate (as defined below) or any entity that owns or is owned by an Affiliate; (b) any entity acquiring substantially all of the assets of Tenant; or (c) another entity in connection with the merger of Tenant with such entity, provided that (x) such transaction is not a subterfuge to avoid the obligations of this Lease; (y) such transferee may use the Premises only for the Permitted Use; and (z) such transferee has the comparable financial ability to meet the obligations of Tenant under this Lease (each, a “Permitted Transfer”). For purposes of this Lease, “Affiliate” shall mean any entity that acquires all or a part of Tenant, or that is acquired in whole or in part by Tenant, or that is controlled by (directly or indirectly) Tenant, or that controls (directly or indirectly) Tenant, or that is under common control with Tenant. For purposes of this definition, “control” shall mean the ownership of a majority of the outstanding voting stock of a corporation or other majority equity or control interest if the entity is not a corporation and the possession or power to direct or cause the direction of the management and policy of such corporation or such other entity.

(2)         Conditions of Landlord’s Consent. Landlord shall not unreasonably withhold its consent to a Transfer Notice. However, without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord’s consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord’s consent in the following instances: if the proposed assignee does not agree to be bound by and assume the obligations of Tenant under this Lease in form and substance reasonably satisfactory to Landlord; the use of the Premises by such proposed assignee or subtenant would not be a Permitted Use or would violate any exclusivity or other arrangement which Landlord has with any other tenant or occupant or any Regulation or would significantly increase the occupancy density of the Building or the Project, or would otherwise result in an undesirable tenant mix for the Project as reasonably determined by Landlord; the proposed assignee or subtenant is not of sound financial condition as determined by Landlord in Landlord’s reasonable discretion; the proposed assignee or subtenant is a governmental agency; the proposed assignee or subtenant has been sued by prior landlords for breaching lease terms; the proposed assignee or subtenant is a person with whom Landlord is presently negotiating to lease space in the Project or is a present tenant of the Project; the assignment or subletting would entail any Alterations which would lessen the value of the leasehold improvements in the Premises; or Tenant is in default of any obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during any twelve (12) months preceding the date that Tenant shall request consent. Failure by or refusal of Landlord to consent to a proposed assignee or subtenant shall not cause a termination of this Lease. At the option of Landlord, a surrender and termination of this Lease shall operate as an assignment to Landlord of some or all subleases or subtenancies. Landlord shall exercise this option by giving notice of that assignment to such subtenants on or before the effective date of the surrender and termination. In connection with each request for assignment or subletting, Tenant shall pay to Landlord all actual, out-of-pocket costs and expenses incurred by Landlord in reviewing such proposed transfer) or any mortgagee or ground lessor in approving each such request and effecting any such transfer, including, without limitation, reasonable attorneys’ fees.

B.           Bonus Rent. INTENTIONALLY BLANK.

C.           Corporation. If Tenant is a corporation, a transfer of outstanding corporate shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings, but excluding a transfer to a shareholder’s spouse or child provided that such transfer is not a subterfuge to avoid the obligations of this Lease) resulting in a change in the present control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease.

D.           Unincorporated Entity. If Tenant is a partnership, joint venture, unincorporated limited liability company or other unincorporated business form, a transfer of the interest of persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or of the underlying beneficial interests of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute an assignment for all purposes of this Lease.

E.           Liability. No assignment or subletting by Tenant, permitted or otherwise, shall relieve Tenant of any obligation under this Lease or alter the primary liability of the Tenant named herein for the payment of Rent or for the performance of any other obligations to be performed by Tenant, including obligations contained in Paragraph 24 with respect to any assignee or subtenant. Landlord may collect rent or other amounts or any portion thereof from any assignee, subtenant, or other occupant of the Premises, permitted or otherwise, and apply the net rent collected to the Rent payable hereunder, but no such collection shall be deemed to be a waiver of this Paragraph 20, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of the obligations of Tenant under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

21.	AUTHORITY

Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do. Tenant and the person or persons, if any, signing on behalf of Tenant, jointly and severally represent and warrant that Tenant has full right and authority to enter into this Lease, and to perform all of Tenant’s obligations hereunder, and that all persons signing this Lease on its behalf are authorized to do so.

22.	CONDEMNATION

A.           Condemnation Resulting in Termination. If the whole or any substantial part of the Premises, or so much of the Premises as to render the balance of the Premises unusable, should be taken or condemned for any public use under any Regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, either party shall have the right to terminate this Lease at its option. If any material portion of the Project is taken or condemned for any public use under any Regulation, or by right of eminent domain, or by private purchase in lieu thereof, Landlord may terminate this Lease at its option. In either of such events, the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

B.           Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any Regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking prevents or materially interferes with the Permitted Use of the Premises, and this Lease is not terminated as provided in Paragraph 22. A. above, the Rent payable hereunder during the unexpired portion of this Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances, but only after giving Landlord credit for all sums received or to be received by Tenant by the condemning authority. Notwithstanding anything to the contrary contained in this Paragraph, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the Term, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the Term; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the Term.

C.           Award. Landlord shall be entitled to (and Tenant shall assign lo Landlord) any and all payment, income, rent, award or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for any sums paid by virtue of such proceedings, whether or not attributable to the value of any unexpired portion of this Lease, except as expressly provided in this Lease. Notwithstanding the foregoing, any compensation specifically and separately awarded Tenant for Tenant’s personal property, moving costs, or interruption of or damage to Tenant’s business, shall be and remain the property of Tenant.

D.           Intentionally Omitted

23.	CASUALTY DAMAGE

A.           General. If the Premises or Project should be damaged or destroyed by fire, tornado, or other casualty (collectively, “Casualty”), Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord’s receipt of such notice, Landlord shall notify Tenant whether in Landlord’s estimation material restoration of the Premises can reasonably be made within one hundred eighty (180) days from the date of such notice and receipt of required permits for such restoration. Landlord’s reasonable determination shall be binding on Tenant.

B.           Within 180 Days. If the Premises or Project should be damaged by Casualty to such extent that material restoration can in Landlord’s estimation be reasonably completed within one hundred eighty (180) days after the date of such notice and receipt of required permits for such restoration, this Lease shall not terminate. Provided that insurance proceeds are received by Landlord to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises diligently and in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of any Alterations which may have been placed on or about the Premises or paid for by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent the Premises are unfit for occupancy. If, however, (i) any such repair is not commenced by Landlord following expiration or earlier termination of this Lease, or following demand by Landlord for possession of the Premises, shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 24 shall waive Landlord’s right of reentry or any other right. Additionally, if upon expiration or earlier termination of this Lease, or following demand by Landlord for possession of the Premises, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of this Paragraph 24 shall apply. The provisions of this Paragraph 24 shall survive any expiration or earlier termination of this Lease.

25.	DEFAULT

A.           Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(1)         Abandonment. Abandonment or vacation of the Premises for a continuous period in excess of five (5) days.

(2)         Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder within ten (10) days after Landlord delivers notice to Tenant that the Rent or any other amount due and payable hereunder was not received by Landlord on the date due.

(3)         Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subparagraphs (1) and (2) of this Paragraph 25.A, and in Paragraphs 7, 15, 17 and 24, such failure continuing for fifteen (15) days after written notice of such failure, as to which time is of the essence.

(4)         General Assignment. A general assignment by Tenant for the benefit of creditors.

(5)         Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. If under applicable law, the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

(6)         Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such appointment remains undismissed or undischarged for a period of fifteen (15) days after the order therefore.

(7)         Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or Tenant’s leasehold of the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of fifteen (15) days after the levy thereof.

(8)         Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due.

B.           Remedies Upon Default.

(1)         Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant’s right to possession shall terminate, and this Lease shall terminate unless on or before such date all Rent in arrears and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same, including any subtenant or subtenants notwithstanding Landlord’s consent to any sublease, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by any reason of Tenant’s default or of such termination. Landlord hereby reserves the right, but shall not have the obligation, to recognize the continued possession of any subtenant. The delivery or surrender to Landlord by or on behalf of Tenant of keys, entry codes, or other means to bypass security at the Premises shall not terminate this Lease.

(2)         Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 25.B.(1) hereof. Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor code section. Accordingly, if Landlord does not elect to terminate this Lease on account of any event of default by Tenant, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due. Acts of maintenance, preservation or efforts to lease the Premises or the appointment of a receiver under application of Landlord to protect Landlord’s interest under this Lease or other entry by Landlord upon the Premises shall not constitute an election to terminate Tenant’s right to possession.

(3)         Increased Security Deposit. If Tenant is in default under Paragraph 25.A. (2) hereof and such default remains uncured for ten (10) days after such occurrence or such default occurs more than three times in any twelve (12) month period, Landlord may require that Tenant increase the Security Deposit to the amount of two times the current month’s Rent at the time of the most recent default.

C.           Damages After Default. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 25.B.(1) hereof, Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law or at equity, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent and other amounts that would have been earned after the date of termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent and other amounts for the balance of the Term after the time of award exceeds the amount of such Rent loss that the Tenant proves could be reasonably avoided; and (4) any other amount and court costs necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result therefrom. The “worth at the time of award” as used in (1) and (2) above shall be computed at the Applicable Interest Rate (defined below). The “worth at the time of award” as used in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of award. If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable. Any damages payable under this Section 25.C shall be offset by any rental amounts received by Landlord from subsequent tenants of the Premises during the original Term, and Landlord will use commercially reasonable efforts to mitigate the damages otherwise payable by Tenant pursuant to this section through the re-leasing of the Premises following any event that leads to damages under this Section.

D.           Late Charge. In addition to its other remedies, Landlord shall have the right without notice or demand to add to the amount of any payment required to be made by Tenant hereunder, and which is not paid and received by Landlord within ten (10) business days following delivery of notice from Landlord that such payment is delinquent pursuant to the terms and conditions of this Lease, an amount equal to five percent (5%) of the delinquent amount, or One Hundred Fifty Dollars ($150), whichever amount is less, for each month or portion thereof that the delinquency remains outstanding to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be extremely difficult and impracticable to compute and the amount stated herein represents a reasonable estimate thereof. Landlord shall provide tenant with a written notice of delinquent Rent or any other amount payable by Tenant under this Lease twice. Upon the third delinquency, the late charge specified above in this Paragraph 25.D shall be automatic and applied without further notice. Any waiver by Landlord of any late charges or failure to claim the same shall not constitute a waiver of other late charges or any other remedies available to Landlord.

E.           Interest. Interest shall accrue on all sums not paid when due hereunder at the lesser of eight percent (8%) per annum or the maximum interest rate allowed by law (“Applicable Interest Rate”) from the due date until paid.

F.           Remedies Cumulative. All of Landlord’s rights, privileges and elections or remedies are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

G.           Replacement of Statutory Notice Requirements. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notice required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Paragraph 25 shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.

26.	LIENS

Tenant shall at all times keep the Premises and the Project free from liens arising out of or related to work or services performed, materials or supplies furnished or obligations incurred by or on behalf of Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. If Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefore shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate as Additional Rent. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics’ or materialmen’s liens to permit Landlord to post and record a timely notice of non-responsibility, as Landlord may elect to proceed or as the law may from time to time provide, for which purpose, if Landlord shall so determine, Landlord may enter the Premises. Tenant shall not remove any such notice posted by Landlord without Landlord’s consent, and in any event not before completion of the work which could lawfully give rise to a claim for mechanics’ or materialmen’s liens.

27.	TRANSFERS BY LANDLORD

In the event of a sale or conveyance by Landlord of the Project or a foreclosure by any creditor of Landlord, the same shall operate to release Landlord from any liability upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest; provided that such transferee shall have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit and the payment of any tenant improvement allowance. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of “Landlord” to be performed after the passing of title to Landlord’s successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Subject to the provisions of this Paragraph 27, Landlord’s successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform any of the obligations of “Landlord,” to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Project.

party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.

32.	SUCCESSORS AND ASSIGNS

This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord as provided hereunder, Tenant’s assigns.

33.	FORCE MAJEURE

If performance by a party of any portion of this Lease is made impossible by any prevention, delay, or stoppage caused by strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes for those items, government actions, civil commotions, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform, performance by that party for a period equal to the period of that prevention, delay, or stoppage is excused. Tenant’s obligation to pay Rent, however, is not excused by this Paragraph 33.

34.	SURRENDER OF PREMISES

Tenant shall, upon expiration or sooner termination of this Lease, surrender the Premises to Landlord in the same condition as existed on the Commencement Date, including, but not limited to, all interior walls cleaned, all holes in walls repaired, all carpets vacuumed, all HV AC equipment in operating order and in good repair, and all floors cleaned, and free of any Tenant-introduced marking or painting, all to the reasonable satisfaction of Landlord. Tenant shall remove all of its debris from the Project. At or before the time of surrender, Tenant shall comply with the terms of Paragraph 11.A hereof with respect to Alterations to the Premises and all other matters addressed in such Paragraph. If the Premises are not so surrendered at the expiration or sooner termination of this Lease, the provisions of Paragraph 24 hereof shall apply. All keys to the Premises or any part thereof shall be surrendered to Landlord upon expiration or sooner termination of the Term. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating, but nothing contained herein shall be construed as an extension of the Term or as a consent by Landlord to any holding over by Tenant. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration. Any delay caused by Tenant’s failure to carry out its obligations under this Paragraph 34 beyond the term hereof, shall constitute holdover possession of Premises under Paragraph 24 hereof.

35.	HAZARDOUS MATERIALS

A.           General Restrictions. Tenant shall conduct its business and shall cause all Tenant Parties to act in such a manner as to (a) not release or permit the release of any Hazardous Material in, under, on or about the Premises or Project, or (b) not use, store, generate, treat, discharge, disperse, handle, manufacture, transport or dispose of (collectively, “Handle”) any Hazardous Materials (other than incidental amounts of customary cleaning and office supplies) in or about the Premises or Project in violation of any Regulation, including any applicable laws relating to Hazardous Materials, or Tenant’s Permitted Use of the Premises, without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion (“Hazardous Materials Consent Requirements”). “Hazardous Materials” means any hazardous, explosive, radioactive or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority or agency, including, without limitation, any material or substance which is (i) defined or listed as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant” or “contaminant” under any Regulation, (ii) petroleum or petroleum derivative, (iii) a flammable explosive, (iv) a radioactive material or waste, (v) a polychlorinated biphenyl, (vi) asbestos or asbestos containing material, (vii) infectious waste, or (viii) a carcinogen.

not excuse Landlord from Landlord’s obligation of indemnification pursuant to this Paragraph 35.E. Landlord’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease.

36.	MISCELLANEOUS

A.           General. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the context hereof.

B.           Time. Time is of the essence regarding this Lease and all of its provisions.

C.           Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.

D.           Entire Agreement. This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A (Outline and Location of Premises), Exhibit B (Leasehold Improvements Agreement) and Exhibit C (Hazardous Materials Questionnaire).

E.           Modification. This Lease may not be modified except by a written instrument signed by the parties hereto. Tenant accepts the area of the Premises as specified in this Lease as the approximate area of the Premises for all purposes under this Lease, and acknowledges and agrees that no other definition of the area (rentable, usable or otherwise) of the Premises shall apply. Tenant shall in no event be entitled to a recalculation of the square footage of the Premises, rentable, usable or otherwise, and no recalculation, if made, irrespective of its purpose, shall reduce Tenant’s obligations under this Lease in any manner, including without limitation the amount of Base Rent payable by Tenant or Tenant’s Proportionate Share of the Project.

F.           Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

G.           Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

H.           Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by and to both Landlord and Tenant.

I.           Accord and Satisfaction. No payment by Tenant of a lesser amount than the total Rent due nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies. All offers by or on behalf of Tenant of accord and satisfaction are hereby rejected in advance.

J.           Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant’s consent; provided that no such grant or dedication shall materially interfere with Tenant’s Permitted Use of the Premises. Upon Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.

K.          Drafting and Determination Presumption. The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required or allowed in this Lease or requested of Landlord, Landlord’s consent, determination or estimation shall be given or made solely by Landlord in Landlord’s good faith opinion, whether or not objectively reasonable. If Landlord fails to respond to any request for its consent within the time period, if any, specified in this Lease, Landlord shall be deemed to have disapproved such request.

L.        Exhibits. The Exhibits, addenda and attachments attached hereto are hereby incorporated herein by this reference and made a part of this Lease as though fully set forth herein.

M.        No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Project shall in no way affect this Lease or impose any liability on Landlord.

N.        No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

O.        Quiet Enjoyment. Upon payment by Tenant of the Rent, and upon the observance and performance of all of the other covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the Premises for the term hereby demised without hindrance or interruption by Landlord or any other person or persons lawfully or equitably claiming by, through or under Landlord, subject, nevertheless, to all of the other terms and conditions of this Lease. Landlord shall not be liable for any hindrance, interruption, interference or disturbance by other tenants or third persons, nor shall Tenant be released from any obligations under this Lease because of such hindrance, interruption, interference or disturbance.

P.        Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed an original.

Q.        Multiple Parties. If more than one person or entity is named herein as Tenant, such multiple parties shall have joint and several responsibility to comply with the terms of this Lease.

R.        Prorations. Any Rent or other amounts payable to Landlord by Tenant hereunder for any fractional month shall be prorated based on a month of 30 days. As used herein, the term “fiscal year” shall mean the calendar year or such other fiscal year as Landlord may deem appropriate.

S.        Broker. Tenant represents that it has dealt directly with and only with RED Strategies (“Tenant’s Broker”) as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Indemnities harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

T.        Confidentiality. Notwithstanding anything to the contrary set forth in this Lease, except to the extent required by any applicable Securities and Exchange Commission requirements, or any applicable Federal or State securities laws (collectively, “Securities Laws”), Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Lease, or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord and, if Tenant is required by the Securities Laws, or in connection with any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, to disclose any information contained in this Lease, Tenant will give Landlord written notice of such requirement promptly upon Tenant becoming aware of same and in any event prior to making any disclosure pursuant thereto, and Tenant will provide such assistance in seeking a protective order or other appropriate relief as Landlord may reasonably request. If Landlord is unable to obtain a protective order or other remedy with respect to such disclosure, Tenant (or such other persons to whom such disclosure request or requirement applies) will disclose or otherwise furnish only the information legally required to be disclosed, as advised by legal counsel, and such disclosure shall be made only to the necessary and appropriate governmental entities. Landlord hereby agrees that the foregoing restriction shall not preclude Tenant from disclosing any matters set forth in this Lease to any agent, representative or employee of Tenant or to any current or prospective assignee, subtenant or lender of Tenant.

U.        Asbestos Notification. Intentionally omitted.

V.        Waiver of Redemption. Tenant hereby waives any and all rights conferred by California Civil Code Section 3275 and by California Code of Civil Procedure Sections ll74(c) and 1179 and any and all other laws and rules of law from time to time in effect during the term of this Lease providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its termination by reason of Tenant’s breach.

37.   RIGHT OF FIRST REFUSAL

A.        Provided that Tenant has not committed an uncured Default (or if Tenant would be in Default but for the passage of time, the giving of notice or both), Landlord hereby grants to Tenant an ongoing right to lease any available “Second Generation Space” (as herein defined), upon and subject to the provisions and conditions of this Lease. As used in this Lease, the term “Second Generation Space” means space in the Building that has been built out and that has been previously leased and (or) occupied by a third party, and is located adjacent to the Premises.

B.        When Second Generation Space is available in the Building (“Available Second Generation Space”), Landlord will deliver a notice to the Tenant, providing that Tenant may accept the Available Second Generation Space on an “as-is” basis, with no right to improvements, and subject to all the terms and conditions of this Lease with the Base Rent to be calculated based on the additional space at the same rate then in effect (“Space Availability Notice”). Tenant shall have ten (10) business days to inform Landlord of its election to lease the Available Second Generation Space, upon and subject to the provisions and conditions of the Space Availability Notice. IfLessee declines or fails to respond within the time period described in this Paragraph, then Tenant shall have no further rights and Landlord shall have the right to lease the Second Generation Space to any third party.

38.   JURY TRIAL WAIVER

EACH PARTY HERETO (WHICH INCLUDES ANY ASSIGNEE, SUCCESSOR HEIR OR PERSONAL REPRESENTATIVE OF A PARTY) SHALL NOT SEEK A JURY TRIAL, HEREBY WAIVES TRIAL BY JURY, AND HEREBY FURTHER WAIVES ANY OBJECTION TO VENUE IN THE COUNTY IN WHICH THE PROJECT IS LOCATED, AND AGREES AND CONSENTS TO PERSONAL JURISDICTION OF THE COURTS OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE, WHETHER ANY OF THE FOREGOING IS BASED ON THIS LEASE OR ON TORT LAW. EACH PARTY REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL CONCERNING THE EFFECT OF THIS PARAGRAPH. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

39.   NOTICE OF NON-RESPONSIBILITY

Lessor shall not be held liable for any monetary OR OTHER claims for materials or labor used in ANY remodeling OR construction being performed on the Premises by contractors or subcontractors hired by Lessee (“ALTERATIONS”).

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed this Industrial Lease as of the Effective Date.

LANDLORD:

By:	/s/ Steven Higgins
Name:	STEVEN HIGGINS
Title:	MANAGING PARTNER, Cal-Sorrento Ltd.

TENANT:

By:	/s/ Michael Favish
Name:	MICHAEL FAVISH,
Title:	CEO

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

EXHIBIT B

LEASEHOLD IMPROVEMENTS AGREEMENT

EXHIBIT C

HAZARDOUS MATERIALS QUESTIONNAIRE

Exhibit A

Demo

Door
HVAC
Production
ED
Production
Production
LEA
Server
Breakroom
Off.
Off.
Off.
Off.
Off.
Open
Office
Off.
Off.
Reception
Conf.
Off.
Off.

Construction

Door
HVAC
Production
ED
Production
Production
LEA
Server
Breakroom
Off.
Off.
Off.
Off.
Off.
Open
Office
Off.
Off.
Conf.
Off.
Off.

GUARDION HEALTH SCIENCES

Exhibit A

N
Office
Elec
Warehouse
Production
Janitor
Lab
Lab
Server/ Electrical
Break
Office (Customer Care Dept.)
Office
Library/ Research
Office
Office
Office
Open office (Cubicles)
Office
Office
Conference
Reception
Office
Office
Office

15150 AVENUE OF SCIENCE

Final layout

Exhibit B

LEASEHOLD IMPROVEMENT AGREEMENT

This Leasehold Improvement Agreement shall set forth the terms and conditions relating to the construction of the leasehold improvements in the Premises. This Leasehold Improvement Agreement is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Leasehold Improvement Agreement to Articles, Paragraphs or Sections of “this Lease” shall mean the relevant portion of the Multi-Tenant Industrial/Commercial Lease (Net) to which this Leasehold Improvement Agreement is attached as Exhibit B and of which this Leasehold Improvement Agreement forms a part, and all references in this Leasehold Improvement Agreement to Sections of “this Leasehold Improvement Agreement” shall mean the relevant portion of Sections I through 6 of this Leasehold Improvement Agreement.

1.	Original Construction in the Premises.

1.1        Base, Shell and Core of the Premises in “as-is” Condition. The Base, Shell and Core as originally constructed shall be provided in its existing “as-is” condition.

2.	Leasehold Improvements.

2.1        Leasehold Improvement Allowance. Lessee shall be entitled to a one-time allowance (the “Leasehold Improvement Allowance”) in the amount of up to Seventy Six Thousand Eight Hundred Forty and No/100 Dollars ($76,840.00) for the costs relating to the initial design and construction of Leasehold Improvements, which are permanently affixed to the Premises (the “Leasehold Improvements”). In no event shall Lessor be obligated to make disbursements pursuant to this Leasehold Improvement Agreement in a total amount, which exceeds the Leasehold Improvement Allowance.

2.2        Disbursement of the Leasehold Improvement Allowance. The Improvement Allowance shall be first utilized to pay for all Improvements. The Improvement Allowance shall be disbursed by Lessor within ten (10) days of Lessor’s receipt of a request for disbursement for completed work (each, a “Request for Disbursement”) from Lessee; provided, however, Lessee shall have the right to request that Lessor disburse proceeds from the Improvement Allowance in less than ten (I 0) days if, and only if, Lessee is offered any discount or savings in exchange for earlier payment. Lessor shall use commercially reasonable efforts to satisfy any request by Lessee for the disbursement of the proceeds of the Improvement Allowance less than ten (10) days after Lessor’s receipt of a Request for Disbursement. The following items shall be included with each Request for Disbursement: (i) invoices, for the immediately preceding payment. Notwithstanding anything to the contrary contained herein, Lessee shall not have the right to request for disbursement more often than twice every calendar month unless otherwise authorized by Lessor. Each request for Disbursement shall be for work completed which is congruent with the agree upon scope of work further defined in paragraph 3.2 herein. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Lessor (each of which disbursements shall be made pursuant to Lessor’s disbursement process), only for the following items and costs (collectively, the “Improvement Allowance Items”):

2.2.1        Payment of any fees for a “Space Planner,” “Architect” or “Engineers,” and payment of any fees incurred by, and the cost of documents and materials supplied by, Lessor and Lessor’s consultants in connection with the preparation and review of any “Construction Drawings,” as that term is defined in Paragraph 3.1 of this Leasehold Improvement Agreement;

2.2.2        The payment of plan check, permit and license fees, if any, relating to construction of the Leasehold Improvements;

2.2.3        The cost of construction of the Leasehold Improvements, including, without limitation, testing and inspection costs, , hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.4        The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings or scope of work as defined in paragraph 3.2 herein (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5        The cost of any changes to the Construction Drawings, Leasehold Improvements or the Base, Shell and Core required by Code;

2.2.6        Sales and use taxes and Title 24 fees;

2.2.7        Intentionally omitted

2.2.8        All other costs to be expended in connection with the construction of the Leasehold Improvements.

3.	Construction Drawings.

3.1        Final Space Plan. On or before the date set forth in Schedule I, attached hereto, Lessee and it’s contractor and/or architect shall prepare the final space plan for Leasehold Improvements in the Premises (collectively, the “Final Space Plan”) and shall deliver the Final Space Plan to Lessor for Lessor’s approval. The Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. If Lessor shall disapprove of any portion of the Final Space Plan, Lessor shall specify in writing to Lessee and the reasons for Lessor’s disapproval and the Lessee shall then revise the Final Space Plan and resubmit the Final Space Plan for Lessor’s approval within three (3) business days after Lessor’s disapproval thereof. This process shall continue until Lessor has approved the Final Space Plan.

3.2         Leasehold Improvements List/Scope of Work. The Improvement Allowance shall go towards all costs associated with the design, construction, and permits (if any) for the following:

•	☐ Installation of double glass door entry/new storefront

•	☐ Upgrade or addition of lighting in the office and warehouse as deemed necessary by Tenant

•	Upgrade ceiling grid tiles in office area

•	☐ New paint throughout entire Premises - color choices to be determined by Tenant

•	☐ New carpet throughout all office areas

•	VCT tile in remainder of warehouse area

•	☐ New enclosed reception area

•	☐ Internal access door to warehouse and removal of walls to open warehouse area(see diagram)

•	☐ Create new private office in the southeast comer of office area

•	☐ New access doors where needed from office area to “lab” and warehouse areas

•	☐ Extend first office in southwest comer and re-work drop ceiling to create expanded conference room

•	Make existing server room smaller for bigger lab area

•	Expand office in northeast comer into break room.

•	Make all offices more sound proof with ceiling insulation.

•	Associated electrical work consistent with the addition and relocation of walls

3.3        Other Terms. No changes, modifications or alterations in the Approved Final Space Plan may be made without the prior written consent of Lessor, provided that Lessor may reasonably withhold its consent, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the payment of rent by Tenant.

4.	Construction of the Leasehold Improvements.

4.1        Contractor. Lessee shall retain a licensed and fully insured contractor (the “Contractor”) to construct the Leasehold Improvements.

4.2        Intentionally omitted

4.3        Contractor’s Warranties and Guaranties. Lessor hereby assigns to Lessee all warranties and guaranties by Contractor relating to the Leasehold Improvements, and Lessee hereby waives all claims against Lessor relating to, or arising out of the construction of, the Leasehold Improvements. Such warranties and guaranties of Contractor shall guarantee that the Leasehold Improvements shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and Contractor shall be responsible for the replacement or repair, without additional charge, of the Leasehold Improvements that shall become defective within one (1) year after Substantial Completion of the Leasehold Improvements. The correction of such work shall include, without additional charge, all additional expenses and damages in connection with such removal or replacement of all or any part of the Lease Improvements.

4.3.1        Lessee’s Covenants. Lessee hereby indemnifies Lessor for any loss, claims, damages or delays arising from the actions of any contractor, subcontractor, architect or any other parties related to the Leasehold Improvements on the Premises or in the Building. Lessee, immediately after the Substantial Completion of the Improvements, shall have prepared and delivered to Lessor copy of the “as built” plans and specifications (including all working drawings) for the Leasehold Improvements.

5.        Completion of the Leasehold Improvements; Lease Commencement Date. In no way shall any delay or delays as a direct, indirect, partial, or total result from actions of Lessee or any contractor, subcontractor, architect or any other parties related to the Leasehold Improvements affect the Lease Commencement date, as set forth in Paragraph 2 of the Lease.

Then, notwithstanding anything to the contrary set forth in this Lease or this Leasehold Improvement Agreement and regardless of the actual date of the Substantial Completion of the Improvements, the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Lessee Delays, as set forth above, had occurred. As used in the Lease and this Leasehold Improvement Agreement, the term “Substantial Completion” shall mean that the Leasehold Improvements have been substantially completed in accordance with this Leasehold Improvement Agreement except for finishing details of construction, decoration, mechanical, and other adjustments and other items of the type, none of which materially interfere with Lessee’s use or occupancy of the Premises for normal business operations.

6.        Lessee’s Lease Default.. Notwithstanding any provision to the contrary contained in the Lease, if an event of default as described in the Lease, or a default by Lessee under this Leasehold Improvement Agreement, has occurred at any time on or before the Substantial Completion of the Leasehold Improvements, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease, Lessor shall have the right to withhold payment of all or any portion of the Leasehold Improvement Allowance and/or Lessor may cause Contractor to cease the construction of the Premises (in which case, Lessee shall be responsible for any delay in the Substantial Completion of the Leasehold Improvements caused by such work stoppage), and (ii) all other obligations of Lessor under the terms of this Leasehold Improvement Agreement shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

7.        Code Requirements. Tenant shall be required to construct all leasehold improvements to current City of San Diego building codes and current ADA code requirements.

#

Exhibit C

OFFICE USE ONLY
UPFP#
BP DATE / /

SAN DIEGO REGIONAL HAZARDOUS MATERIALS QUESTIONNAIRE

Business Name	Business Contact			Telephone #	
Project Address	City	State	Zip Code	APN#	
Mailing Address	City	State	Zip Code	Plan File#	
Project Contact				Telephone #	

The following questions represent the facility's activities, NOT the specific project description.

PART I: FIRE DEPARTMENT – HAZARDOUS MATERIALS DIVISION; OCCUPANCY CLASSIFICATION: Indicate by checking the item, whether your business will use, process, or store any of the following hazardous materials. If any of the items are checked, applicant must contact the Fire Protection Agency with jurisdiction prior to plan submittal.

1. ☐ Explosive or Blasting Agents
2. ☐ Compressed Gases
3. ☐ Flammable/Combustible Liquids
4. ☐ Flammable Solids
5. ☐ Organic Peroxides
6. ☐ Oxidizers
7. ☐ Pyrophorics
8. ☐ Unstable Reactives
9. ☐ Water Reactives
10. ☐ Cryogenics
11. ☐ Highly Toxic or Toxic Materials
12. ☐ Radioactives
13. ☐ Corrosives
14. ☐ Other Health Hazards
15. ☐ None of These

PART II: SAN DIEGO COUNTY DEPARTMENT OF ENVIRONMENTAL HEALTH – HAZARDOUS MATERIALS DIVISIONS (HMD): If the answer to any of the questions is yes, applicant must contact the County of San Diego Hazardous Materials Division, 1255 Imperial Avenue, 3rd floor, San Diego, CA 92101. Call (619) 338-2222 prior to the issuance of a building permit.

FEES ARE REQUIRED. Expected date of Occupancy

	YES	NO	
1.	☐	☐	Is your business listed on the reverse side of this form?
2.	☐	☐	Will your business dispose of Hazardous Substances or Medical Waste in any amount?
3.	☐	☐	Will your business store or handle Hazardous Substances in quantities equal to or greater than 55 gallons, 500 pounds, 200 cubic feet, or carcinogens/reproductive toxins in any quantity?
4.	☐	☐	Will your business use an existing or install an underground storage tank?
5.	☐	☐	Will your business store or handle Regulated Substances (CalARP)?
6.	☐	☐	Will your business use or install a Hazardous Waste Tank System (Title 22, Article 10)?

☐ CalARP Exempt
/
Date Initials

☐ CalARP Required
/
Date Initials

☐ CalARP Complete
/
Date Initials

PART III; San Diego County Air Pollution Control District: If the answer is yes to any of the following questions, applicant must contact the Air Pollution Control District, 9150 Chesapeake Drive, San Diego, CA, 92123. Call (858) 650-4550 prior to the issuance of a building permit.

	YES	NO	
1.	☐	☐	Will the subject facility install or use any of the equipment listed on the Listing of Air Pollution Control District Permit Categories, on the reverse side of this form?
2.	☐	☐	(ANSWER ONLY IF QUESTION 1 IS YES) Will the subject facility be located within 1,000 feet of the outer boundary of a school (K through 12) as listed in the current Directory of School and Community College Districts, published by the San Diego County of Education and the current California Private School Directory, compiled in accordance with the provisions of Education Code Section 33190?
3.	☐	☐	Does the building or structure for which this permit is requested contain any friable asbestos?
4.	☐	☐	Is there demolition involving the removal of a load supporting structural member?

Briefly describe business activities:	Briefly describe proposed project:

I declare under penalty of perjury that to the best of my knowledge and belief the responses made herein are true and correct.

Name of owner or Authorized Agent Signature of Owner or Authorized Agent Date

FOR OFFICAL USE ONLY:
FIRE DEPARTMENT OCCUPANCY CLASSIFICATION:

BY: DATE: / /

EXEMPT OR NO FURTHER INFORMATION REQUIRED		RELEASED FOR BUILDING PERMIT BUT NOT FOR OCCUPANCY		RELEASED FOR OCCUPANCY	
COUNTY-HMMD	APCD	COUNTY-HMMD	APCD	COUNTY-HMMD	APCD

DEH:HM-9171 (08/02) County of San Diego – DEH – Hazardous Materials Division

F-1

F-2

FIRST MODIFICATION TO LEASE

DATED OCTOBER 24, 2012

BY AND BETWEEN

CAL-SORRENTO LTD. , AS LESSOR AND

GUARDION HEALTH SCIENCES, LLC AS LESSEE

COVERING APPROXIMATELY 9,605 SQUARE FEET OF

INDUSTRIAL AND OFFICE SPACE LOCATED AT

15150 AVE OF SCIENCE STE 200, SAN DIEGO, CA 92128

Said Lease is hereby modified as followed:

1.	The prepaid Base Rent shall be for months 1, 5, 14 and 26 totaling $36,979.25.

2.	Lessee shall be entitled to a one-time allowance (the “Leasehold Improvement Allowance”) in the amount of up to Sixty Six Thousand Nine Hundred Forty Seven Dollars ($66,947.00). Said allowance shall be disbursed as described in Exhibit B of the Lease.

All other terms and conditions of said Lease shall remain the same.

CAL-SORRENTO LTD.		GUARDION HEALTH SCIENCES, LLC

BY:		BY:	/s/ Michael Favish
Michael Favish, CEO
Guardion Health Sciences, LLC

DATE:	12/4/12	DATE:	12/14/12

SECOND MODIFICATION TO LEASE

DATED OCTOBER 24, 2012

BY AND BETWEEN

CAL-SORRENTO LTD. , AS LESSOR AND

GUARDION HEALTH SCIENCES, LLC AS LESSEE

COVERING APPROXIMATELY 9,605 SQUARE FEET OF

INDUSTRIAL AND OFFICE SPACE LOCATED AT

15150 AVE OF SCIENCE STE 200, SAN DIEGO, CA 92128

Said Lease is hereby modified as followed:

1.	Month #37 of rent in the amount of $9,893.15 will be abated along with months #2,#3,#4,#13 and #25 listed in said lease.

All other terms and conditions of said Lease and First Modification shall remain the same.

CAL-SORRENTO LTD.			GUARDION HEALTH SCIENCES, LLC

BY:		BY:	/s/ Michael Favish
Michael Favish, CEO
Guardion Health Sciences, LLC

DATE:	12/5/12	DATE:	12/5/12